EXHIBIT 99.1

MCI ISSUES AUGUST 2003 MONTHLY OPERATING RESULTS

ASHBURN, Va., October 14, 2003 – MCI (WCOEQ, MCWEQ) today filed its August 2003 monthly operating report with the U.S. Bankruptcy Court for the Southern District of New York. During the month of August, MCI recorded $2.010 billion in revenue versus $2.116 billion in July 2003. Revenue results were driven by fewer billed business days, declines in long-distance volume and by the effect of termination settlement gains recognized in July.

Operating income in August was $138 million versus $197 million in July. The decrease in operating income was due primarily to fewer billed business days in August, and by an increase in SG&A expenses associated with outside services for the restatement and audit efforts.

The Company had net income in August of $132 million compared to net income of $207 million in July. This decrease was due to the decrease in operating income and an increase in reorganization expenses associated with contract rejections and creditor settlements.

August reorganization items were $143 million versus $30 million in July. During the restructuring process, certain business activities will drive one-time costs that will be recognized in the month in which they were incurred. These expenses are expected to fluctuate from month-to-month as the Company implements its cost reduction plans.

In August, MCI recorded capital expenditures of $52 million. MCI ended August with $5.3 billion in cash on hand, an increase of approximately $600 million from the beginning of the month.

“August demonstrated another month of strong network performance levels and customer service support,” said Bob Blakely, MCI chief financial officer. “Our cash balances continued to grow and we continued to make substantial progress on our financial audit and restatements projects.”

The financial results discussed in the August 2003 Monthly Operating Report exclude the results of Embratel. Until MCI completes a thorough balance sheet evaluation, the Company will not issue a balance sheet or cash flow statement as part of its Monthly Operating Report.

The Monthly Operating Reports are available on MCI’s Restructuring Information Desk at: http://global.mci.com/news/infodesk/.

Based on current information and a preliminary analysis of its ability to satisfy outstanding liabilities, MCI believes that when it emerges from bankruptcy proceedings, its existing WorldCom and Intermedia preferred stock and WorldCom group and MCI group tracking stock issues will have no value.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to the company’s bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management’s expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the company’s filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization. The effective date will not occur until after the Bankruptcy Court confirms the Plan of Reorganization.

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